EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Duke Realty Corporation and

The Partners of

Duke Realty Limited Partnership:

We consent to the use of our report dated February 20, 2015, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, the related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014.

Our report refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU

No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

We consent to the use of our report dated February 20, 2015, with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014.

Our report refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU

No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

These reports are incorporated herein by reference.

/s/ KPMG LLP
Indianapolis, Indiana
July 31, 2015